CERTIFICATE OF MERGER
                                     MERGING
                               H.G. KNITWEAR, INC.
                                      INTO
                             SEGUE (AMERICA) LIMITED

                           (PURSUANT TO SECTION 251 OF
                      THE DELAWARE GENERAL CORPORATION LAW)

     Segue (America) Limited, a Delaware corporation, does hereby certify that:

     1. The name and state of incorporation of each of the constituent corporations is as follows:

               Name                               State of Incorporation
             --------                            -------------------------
         H. G. Knitwear, Inc.                          Delaware
         Segue (America) Limited                       Delaware

     2. An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with
Section 251 of the General Corporation Law of the State of Delaware.

     3. The name of the surviving corporation of the merger is Segue (America) Limited, a Delaware corporation,

     4. The Certificate of Incorporation of Segue (America) Limited, a Delaware corporation, shall be the Certificate of Incorporation of the surviving corporation;

     5. The executed Agreement of Merger is on file at the principal place of business of the surviving corporation, the address of which is 102 West 38th Street, New York, New York 10018.

     6. A copy of the Agreement of Merger will be furnished on request and without cost to any shareholder of any constituent corporation.

     7. The merger shall become effective on the 26th day of December, 1995.